Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REVISES 2013 EARNINGS GUIDANCE, ISSUES 2014 GUIDANCE

•	Fourth-Quarter Results Impacted by Reduced Sales Volume, Lower Product Margin Sales, and Costs
•	Improved Sales and Earnings Expected for 2014
•	Reaffirms Five-Year Outlook for Net New Business

WARREN, Ohio – February 5, 2014 – Stoneridge, Inc. (NYSE: SRI) today announced that sales and earnings for the year ended December 31, 2013 will be below previous guidance.

Sales for the year ended December 31, 2013 are now expected to be in the range of $945.0 million to $950.0 million while earnings per share are expected to be in the range of $0.55 to $0.60. Previous guidance, which was originally published in February 2013 and reaffirmed in October 2013, projected sales in the range of $939.0 million to $974.0 million and earnings per share in the range of $0.75 to $0.95.

John Corey, President and Chief Executive Officer, commented, “Our consolidated sales will now come in at the low end of our original range. Our PST subsidiary’s sales were lower than expected due to continued weakness in the Brazilian economy, higher relative sales of audio products compared with aftermarket products, and a sales hold due to a long lead time component supplier instituted by management to protect the brand position and image.”

Corey continued, “Our Wiring business continued to experience higher-than-expected costs for premium freight and labor in the fourth quarter caused by abrupt changes to production schedules, which we had expected to stabilize in the fourth quarter. In addition, higher inventory and headcount positions were necessary to meet higher expected volumes in the commercial vehicle market projected in the first half of 2014.”

Corey added, “Our financial position remains strong. The company’s operating cash flow less capital expenditures was approximately $18.6 million for 2013, and our cash and cash equivalents balance at year end was $62.8 million. We will provide more detail on our results during our fourth quarter 2013 conference call which will be held in early March 2014. ”

Stoneridge also published its formal guidance for 2014. Corey commented, “We expect both Control Devices and Electronics to continue their good performance supported by improvements in the PST and Wiring businesses in 2014. Though we continued to face market and customer challenges in the third and fourth quarters of 2013, we believe that the Brazilian economy should stabilize in 2014 and that new program sales will allow us to achieve the earnings improvement we are forecasting for the coming year. In addition, we expect improved financial performance in our Wiring business, and we anticipate business conditions for our large North American commercial customer to moderate compared with 2013.”

Corey continued, “Our new business pipeline, which is key to Stoneridge’s growth, remains intact. We expect net new business to be in the $175.0 million range over the next five years, driven mainly by technologically advanced, higher value-added products. In addition, we were excited to see that our net new business sales were better than expected for 2013 by more than 20% compared to the high end of our expectations.”

Sales (in millions USD)	$994	-	$1,033

Gross Margin	25.5%	-	27.0%

*Operating Margin	5.3%	-	6.3%

EPS	$0.80	-	$1.00

EBITDA Margin	8.9%	-	9.8%

(Operating Margin plus depreciation, amortization)
	*Includes PST $3.3 million of Non-Cash
	expense related to the Purchase of PST

Reconcilation of Operating Margin to EBITDA Margin :

Operating Margin	5.3%	-	6.3%
Depreciation	3.1%	-	3.0%
Amortization	0.5%	-	0.5%
EBITDA Margin	8.9%	-	9.8%

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive, agricultural, motorcycle and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443